Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Social Investments Fund:

We consent to the use of our report, incorporated herein by reference, dated November 23, 2009, with respect to the financial statements of the Calvert Money Market, Balanced, Bond, Equity, Enhanced Equity, Conservative Allocation, Moderate Allocation, and Aggressive Allocation Portfolios, each a series of the Calvert Social Investment Fund, as of September 30, 2009, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/KPMG LLP
Philadelphia, Pennsylvania
January 26, 2010